Exhibit 99.1

News from Conduent

For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent Completes Sale of Constituent Government Software

Solutions Business

FLORHAM PARK, N.J., Sept. 28, 2018 – Conduent Incorporated (NYSE: CNDT) today announced it has completed the sale of its Local and Municipal Constituent Government Software Solutions (CGSS) business to Avenu Insights & Analytics (“Avenu”), as announced Aug. 6, 2018.

The sale is a part of the company’s previously announced plan to divest approximately $1 billion in revenue associated with non-core assets and focus on serving large enterprise customers and scalable business relationships.

Click to Tweet

LinkedIn

About Conduent

Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning – Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

-XXX-

Media Contacts:

Neil Franz, Conduent, +1-310-820-4324, neil.franz@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

Note: To receive RSS news feeds, visit www.news.conduent.com. For open commentary, industry perspectives and views, visit

http://twitter.com/Conduent, http://www.linkedin.com/company/conduent or http://www.facebook.com/Conduent.

Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.